AMENDMENT/TERMINATION OF RIGHTS AGREEMENT

     This AMENDMENT/TERMINATION OF RIGHTS AGREEMENT ("Amendment")
is entered into as of March    , 2004 by and between Cadiz
Inc., a Delaware corporation ("Company"), and Continental Stock Transfer & Trust Company, as Rights Agent ("Rights Agent"). The parties to this Amendment are hereinafter sometimes referred to collectively as the "Parties".

                            RECITALS:
                            ---------

     WHEREAS, the Parties have entered into a Rights Agreement, dated as of May 11, 1999 (the "Rights Agreement"), by and between the Company and the Rights Agent; and

     WHEREAS, the Parties wish to amend the Rights Agreement in order to terminate the Rights Agreement; and

     WHEREAS, Section 26 of the Rights Agreement provides that for so long as the Rights (as defined in the Rights Agreement) are then redeemable, the Company may in its sold and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights or common shares; and

     WHEREAS, the Rights are currently redeemable pursuant to the terms and conditions of the Rights Agreement; and

     WHEREAS, Section 26 of the Rights Agreement provides further that upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 26 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment; and

     WHEREAS, currently herewith the Company has provided to the Rights Agent a certificate meeting the requirements of Section 26 of the Rights Agreement;

     NOW THEREFORE, in consideration of the above recitals, the promises and the mutual representations, warranties, covenants and agreements herein contained, the Parties hereby agree as follows:

     1.   AMENDMENT AND TERMINATION OF RIGHTS AGREEMENT.  Section
35 is hereby added to the Rights Agreement to read in full as follows:

     "Section 35.   IMMEDIATE TERMINATION OF AGREEMENT; NO
FURTHER FORCE AND EFFECT. This Agreement is hereby terminated in its entirety, effective immediately. Upon such termination, all Rights shall be deemed canceled, with no further force and effect. Upon such termination, no party shall have any rights, duties, or obligations whatsoever pursuant to this Agreement or pursuant to any Rights previously issued pursuant to this Agreement, other than any obligations of the Company to the Rights Agent pursuant to Section 18 of this Agreement, which shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, each of the Parties has caused this Amendment/Termination to be executed and delivered by their duly authorized officers as of the date first above written.

CADIZ INC.


By:
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Name:
Title:



CONTINENTAL STOCK TRANSFER & TRUST COMPANY


By:
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Name:
Title: